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                                                                 EXHIBIT 23.3(a)



                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-88339 of Williams Communications Group, Inc. on Form S-8 of our report dated June 25, 1998 with respect to the 1997 financial statement of The Williams Investment Plus Plan (formerly the MAPCO Inc. and Subsidiaries Profit Sharing and Savings Plan) (the "Plan") (which report includes an explanatory paragraph relating to the March 28, 1998 acquisition of MAPCO Inc. by The Williams Companies, Inc. and various resulting changes to the Plan) appearing in the Annual Report on Form 11-K of The Williams Investment Plus Plan for the year ended December 31, 1998.



                                                       /s/ DELOITTE & TOUCHE LLP


                                                       DELOITTE & TOUCHE LLP


Tulsa, Oklahoma
November 1, 1999